UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

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|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|X|   Soliciting Material Pursuant to Section 240.14a-12

                              Angelica Corporation
                (Name of Registrant as Specified In Its Charter)

                               Pirate Capital LLC
                               Jolly Roger Fund LP
                   Jolly Roger Activist Portfolio Company LTD
                              Thomas R. Hudson Jr.
                                Christopher Kelly
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 10, 2007, (i) Pirate Capital LLC, (ii) Jolly Roger Fund LP, (iii)
Jolly Roger Activist Portfolio Company LTD, (iv) Thomas R. Hudson Jr. and (v) Christopher Kelly (collectively, "Pirate Capital Group") issued a press release attaching a letter addressed to shareholders of Angelica Corporation. The members of Pirate Capital Group are participants (the "Participants") in a solicitation of proxies in support of electing nominees to the board of directors of Angelica Corporation at its 2007 Annual Meeting of Shareholders. Information about the Participants is filed herewith as Exhibit 1 and a copy of the press release is filed herewith as Exhibit 2.

PIRATE CAPITAL GROUP STRONGLY ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN EXHIBIT 1 HERETO.

Pirate Capital Group's proxy statement will be available for free at the Securities and Exchange Commission's website at http://www.sec.gov, along with any other relevant documents, including the soliciting material that identifies the Participants' nominees and describes their interests and qualifications. In addition, the Participants will provide copies of the proxy statement upon request and without charge. Requests for copies should be made in writing to the Participants' proxy solicitor, The Altman Group, Inc., at 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071, or by telephone at (201) 806-2206.


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                                    Exhibit 1

Pirate Capital Group intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of Thomas R. Hudson Jr. and Christopher Kelly to the Angelica Corporation ("Angelica") Board of Directors (the "Board") at Angelica's 2007 Annual Meeting of Shareholders.

The following persons and entities, whom we also refer to collectively as "Pirate Capital Group" or "Participants," are participants in the proxy solicitation: (i) Pirate Capital LLC, a Delaware limited liability company ("Pirate Capital"); (ii) Jolly Roger Fund LP, a Delaware limited partnership and an investment fund ("Jolly Roger"); (iii) Jolly Roger Activist Portfolio Company LTD, a Cayman Islands exempted company and an investment fund ("JR Activist" and, together with Pirate Capital and Jolly Roger, the "Funds"); and (iv) the Participants' nominees to the Board, Thomas R. Hudson Jr., the Manager of Pirate Capital, and Christopher Kelly, General Counsel and Chief Compliance Officer of Pirate Capital.

The Participants have interests in this solicitation from either direct or indirect beneficial ownership of the common stock, $1.00 par value per share, of Angelica (the "Shares"). Participants beneficially own approximately 9.8% of Angelica's Shares. Jolly Roger is the record and beneficial owner of 100 Shares, and a beneficial owner of an additional 148,090 Shares. Pirate Capital is the general partner of Jolly Roger. Pirate Capital is also the investment advisor to, and Mr. Hudson is a director of, Jolly Roger Offshore Fund LTD, a British Virgin Islands company and an investment fund ("JR Offshore"), and JR Activist, which are the beneficial owners, respectively, of 0 and 786,957 Shares. Pirate Capital and Mr. Hudson may be considered to be the beneficial owners of the 935,147 Shares that are collectively owned by Jolly Roger, JR Offshore and JR Activist. Mr. Kelly is not a beneficial owner of any Shares.

Participants who are nominees to the Board are expected to receive customary compensation from Angelica in exchange for their services as directors, if elected. The Funds will reimburse each of the nominees for any out-of-pocket expenses that arise from investigating or defending any claim brought against such nominee for his actions taken in connection with the proxy solicitation.

PIRATE CAPITAL GROUP STRONGLY ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

                                    Exhibit 2

Pirate Capital Believes that Electing Its Nominees to Angelica Board Would Address Need for Change

NORWALK, Conn., September 10, 2007 (PR NEWSWIRE) - Pirate Capital Group today issued a letter addressed to shareholders of Angelica Corporation discussing Angelica's recently announced financial results. The letter is reproduced below.

                                                              September 10, 2007

Dear Fellow Angelica Corporation Shareholders:

ANGELICA'S RECENT DISMAL EARNINGS REPORT HIGHLIGHTS THE URGENCY FOR CHANGES AT THE COMPANY

The recent announcement of Angelica Corporation's dismal operating results only highlights what we believe to be a clear need for changes at the Company. Pirate Capital Group has been an investor in Angelica Corporation since 2004 and is currently its second largest shareholder, beneficially owning approximately 9.8% of the Company's outstanding common stock. We will be asking for your vote at the 2007 Annual Meeting of Shareholders in order to elect two highly-qualified nominees, Thomas R. Hudson Jr. and Christopher Kelly, to the Board of Directors. Pirate Capital Group believes it is time for Angelica shareholders to have a stronger voice through representation in the boardroom by individuals who are committed to:

      o Promoting accountability of senior management for what we believe to be inexplicable weakness in managing the Angelica franchise
      o Encouraging and overseeing efforts to improve profitability and maximize shareholder value

WE BELIEVE THE NEXT 12 MONTHS ARE CRITICAL FOR ANGELICA: THE BLEEDING MUST STOP

We see the next twelve months as critical for Angelica to stop what we believe to be inept management and to deliver on a successful strategy to improve organic growth, operating efficiency and, ultimately, corporate profitability. In our opinion, Angelica's current management team has continually fallen short of its stated projections and goals. Pirate Capital Group has been repeatedly disappointed with what we perceive as management's inability to meet projected targets, as well as the Company's poor performance and dilutive bolt-on acquisition initiatives. As the steward of shareholder capital, management is responsible for projecting realistic forecasts and goals, and not false optimism or hope. Ultimately, we believe our highly-qualified nominees will help bring about the changes necessary to enhance shareholder value.


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PERFORMANCE IS GETTING WORSE, NOT BETTER

Management recently announced losses for the second quarter of 2007 that were more than twofold the losses for the second quarter of 2006. Things don't appear to be getting better. They appear to be getting worse. The second quarter 2006 losses were $715,000, while the second quarter 2007 losses were more than twice that: $1,447,000. Management is clearly having a difficult time figuring out how to make a profit, and we believe that the addition of new directors will help steer Angelica back on the right course.

MANAGEMENT HAS FAILED TO MEET ITS OWN FINANCIAL TARGETS

Since taking control of Angelica, the current CEO, Stephen M. O'Hara, and his management team have time and time again failed to deliver on their own lofty prognostications. First, at the end of the Company's fourth quarter 2005 earnings call, management announced expectations of acceleration in Angelica's organic sales growth rate to 7% - 10% over the next few quarters. The reality is that the Company has been able to grow organically at only about a 3% clip. Second, management also set a gross margin target of 20% by fiscal 2008, from which it subsequently retreated during the second quarter 2007 earnings call. Given that Angelica's gross margin through the first half of fiscal 2007 sagged to 13.1% from 14.1% in the first half of 2006, the lack of progress made in fueling top-line growth, and the operating difficulties in its facilities that include equipment problems and fires, we believe the Company will be hard pressed to reach its gross margin targets by fiscal 2008. Third, during its second quarter 2006 earnings call, management stated its belief that it could garner a 20% to 25% surge in fiscal 2007 EBITDA over the previous fiscal year, and later increased its forecast to range between $37 million and $41 million. However, through the first half of fiscal 2007, Angelica's realized EBITDA measures just over $10.5 million, below even the amount accrued during the first half of fiscal 2006. As such, in order to reach its target EBITDA for 2007, the Company would need to nearly triple its first half results. We believe any such forecast is not credible.

THE COMPANY HAS INEPTLY MANAGED ITS EDISON FACILITY WHILE SENDING MIXED SIGNALS ABOUT THE FACILITY'S PERFORMANCE

Not only do we believe that Angelica's large Edison, New Jersey facility was ineptly managed from top to bottom, but notably, Angelica's senior management team did a perplexing and complete about-face in its public statements regarding the facility. Specifically, management stated during its first quarter 2007 earnings call that: "the Edison problems were mostly under control"; "by the end of May, Edison was stabilized"; and "the triage is over and the challenge is now building the new Edison." Without any prior warning, the evening before the second quarter 2007 earnings call, management announced plans to sell or close the Edison plant before the end of fiscal 2007. During its second quarter 2007 earnings call, management indicated that operating difficulties and management issues led to its decision to divest. Ultimately, we believe that Angelica's management failed shareholders on not one, but two, fronts. First, given the issues already brewing at Edison since 2006, we believe management's ineffectual and tardy response to the situation once again speaks volumes about its inability to execute. Second, and perhaps even more troubling, was the complete change in management's view on the viability of the Edison facility, without an appropriate transition or explanation to bridge the gap between its two irreconcilable messages - which we believe calls into question management credibility.


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MANAGEMENT'S BOLT-ON ACQUISITION STRATEGY HAS BEEN A BIG MISSTEP

From 2003 through the beginning of 2006, Angelica's management undertook a series of acquisitions, at an aggregate cost we understand to have exceeded $125 million, or approximately 1x sales of the acquired assets. However, Angelica shares continue to trade at a meaningful discount (approximately 0.5x sales) to the amount paid for the acquisitions. As such, we believe there exists a serious disconnect. In our opinion, either there was considerable value dissolution in rolling up the acquisitions, or Angelica greatly overpaid for the acquisitions. In either case, it appears to us that management bungled the acquisitions.

SHARE PRICE IS THE TRUE REFLECTION OF AN UNDERPERFORMING BUSINESS

We believe a true reflection of Angelica management's performance is the underperforming price of Angelica shares relative to the broader market (because Angelica is the only publicly traded domestic company in the industry, there is no relevant industry index). Since the current management team took control on September 15, 2003, Angelica share prices have had a cumulative annual declination rate of 1.7%, versus a cumulative annual appreciation rate of 9.4% for the S&P 500. Since the beginning of 2007, Angelica shares have fallen by 34.1% while the S&P 500 has risen over 2.5% - A PERFORMANCE GAP OF NEARLY 3,700 bps.

Clearly, such underperformance is COMPLETELY UNACCEPTABLE (especially given the fairly benign operating environment over the past four years) for Angelica shareholders. Ultimately, we believe this failure by management results from a lack of (1) understanding of the underlying operations of the business, (2) sense for pursuing an appropriate strategy for growth, (3) ability to execute and (4) coherence in communicating with shareholders and the broader investment community.

Angelica's 2007 Annual Meeting of Shareholders is fast approaching. It is scheduled for October 30, 2007 at the Saint Louis Club, 14th Floor, 7701 Forsyth Boulevard, Clayton, Missouri. Pirate Capital Group believes that the next twelve months are vital to Angelica's efforts to find the right strategy to reverse the negative trend fomented by the current management team and revealed by Angelica's deteriorating operations and lagging stock price. We believe that shareholders must demand change at the 2007 Annual Meeting. Pirate Capital Group has nominated two distinguished individuals - Thomas R. Hudson Jr. and Christopher Kelly - who are committed to closely monitoring and promoting the accountability of senior management, and encouraging and overseeing efforts to maximize shareholder value. We encourage you to carefully consider management's performance and to support our efforts to improve the Company and maximize shareholder value. We urge you to vote for the Pirate Capital Group nominees when our proxy materials become available.


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About Pirate Capital LLC

Pirate Capital LLC ("Pirate Capital") serves as the investment advisor to four event-driven hedge funds: Jolly Roger Fund LP ("Jolly Roger"), Jolly Roger Offshore Fund LTD, Jolly Roger Activist Fund LP and Jolly Roger Activist Fund LTD . Pirate Capital is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940.

About Pirate Capital Group

Pirate Capital Group consists of Pirate Capital, Jolly Roger and Jolly Roger Activist Portfolio Company LTD, together with their nominees Thomas R. Hudson Jr. and Christopher Kelly.

CONTACT:    Pirate Capital Group
            Isa Bolotin, Director of Client Services
            203-854-1100

PIRATE CAPITAL GROUP STRONGLY ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Pirate Capital Group's proxy statement will be available for free at the Securities and Exchange Commission's website at http://www.sec.gov, along with any other relevant documents, including the soliciting material that identifies Pirate Capital Group's nominees and describes their interests and qualifications. In addition, the Pirate Capital Group will provide copies of the proxy statement upon request and without charge. Requests for copies should be made in writing to the Participants' proxy solicitor, The Altman Group, Inc., at 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071, or by telephone at (201) 806-2206. Information relating to the participants in the solicitation by Pirate Capital Group of proxies in support of electing nominees to the board of directors of Angelica Corporation at its 2007 Annual Meeting of Shareholders is contained in the Schedule 14A being filed on the date hereof and available free of charge at the Securities and Exchange Commission's website at http://www.sec.gov.


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